Exhibit 1

Oi S.A. — In Judicial Reorganization CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43 BOARD OF TRADE (NIRE) No. 33 3 0029520-8 PUBLICLY-HELD COMPANY

NOTICE TO THE MARKET

Suspension of Payments –  Portugal Telecom International Finance B.V. –  In Judicial Reorganization

Oi S.A. –  In Judicial Reorganization (the “Company”) informs its shareholders and the market in general that, on this date, the District Court of Amsterdam, The Netherlands, granted the request of Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”), one of the Company’s financial vehicles in The Netherlands, for the commencement of suspension of payment proceedings, initiated in order to ensure compatibility in that jurisdiction with the judicial reorganization initiated by the Company and certain of its subsidiaries (including PTIF) in Brazil.  The (provisionally) granted suspension of payment proceedings provide PTIF with a stay against creditor action in The Netherlands to allow it to restructure its debts with the ultimate aim of satisfying its creditors.  Among other matters addressed by the order of the District Court of Amsterdam, Mr. J.L.M. Groenewegen of CMS in Amsterdam was appointed as administrator to oversee PTIF’s (provisionally) granted suspension of payment proceedings in The Netherlands and the interests of PTIF’s creditors in cooperation with PTIF’s managing board.

All material documents relating to the commencement of the suspension of payment proceedings with respect to PTIF are being translated into Portuguese and English and will be made available to the Company`s shareholders and other interested parties as soon as possible at the Company’s headquarters (during normal business hours) and on its website (www.oi.com.br/ri).  The Portuguese versions of the documents will also be available on the CVM’s IPE System Module Empresas.NET (www.cvm.gov.br) and the BM&FBovespa website (www.bmfbovespa.com.br). PTIF’s administrator will publish the documents and their translations, and going forward other relevant information for PTIF’s creditors on a dedicated website at www.cms-dsb.com/ptif.

The Company will keep its shareholders and the market informed of any developments in relation to the subject matter of this Notice to the Market.

Rio de Janeiro, October 3, 2016.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer